BEACON MANOR ASSOCIATES
                                (A JOINT VENTURE)

                              FINANCIAL STATEMENTS

                               FOR THE YEAR ENDED
                                DECEMBER 31, 1995
                                 AND THE PERIOD
                                NOVEMBER 21, 1994
                               (DATE OF INCEPTION)
                              TO DECEMBER 31, 1994

                             BEACON MANOR ASSOCIATES
                                (A JOINT VENTURE)

                          INDEX TO FINANCIAL STATEMENTS









                                                             Page

Accountants................................................... 1

Balance Sheets as of December 31, 1995 and 1994............... 2

Statements of Operations and Partners' Capital for the
 Year Ended December 31, 1995 and the Period
 November 21, 1994 (Inception) to December 31, 1994........... 3

Statements of Cash Flows for Year Ended December 31, 1995
 and the Period November 21, 1994 (Inception) to
 December 31, 1994...........................................  4

Notes to Financial Statements................................  5-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Partners
Beacon Manor Associates (A Joint Venture)
Hazlet, New Jersey


We have audited the accompanying balance sheets of Beacon Manor Associates (A Joint Venture) as of December 31, 1995 and 1994, and the related statements of operations and partners' capital and cash flows for the year ended December 31, 1995 and the period November 21, 1994 (inception) to December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly,in all material respects, the financial position of Beacon Manor Associates (A Joint Venture) as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the year and period then ended in conformity with generally accepted accounting principles.







                          MINTZ ROSENFELD & COMPANY LLC
                          Certified Public Accountants

February 28, 1996

                             BEACON MANOR ASSOCIATES
                                (A JOINT VENTURE)

                                 BALANCE SHEETS



                                     ASSETS




                                       DECEMBER 31, 1995       DECEMBER 31, 1994
                                       -----------------       -----------------


Cash and cash equivalents                     $   75,575              $   72,402
Performance bonds                                 60,670                  89,944
Inventories                                    7,702,221               4,750,796
Property and equipment, net                        2,114                       0
Due from general partner                           3,977                   8,594
Due from affiliate                                 6,000                  15,000
                                              ----------              ----------

TOTAL ASSETS                                  $7,850,557              $4,936,736
                                              ==========              ==========




                        LIABILITIES AND PARTNERS' CAPITAL



Mortgage payable                              $5,353,969              $3,300,000
Notes payable                                    300,000                 300,000
Accounts payable                                 434,098                     762
Accrued expenses                                   8,000                       0
Accrued interest payable                          16,135                  16,165
Due to affiliates                              1,306,294                 569,615
Customer deposits                                 35,208                       0
                                              ----------              ----------
TOTAL LIABILITIES                              7,453,704               4,186,542

PARTNERS' CAPITAL                                396,853                 750,194
                                              ----------              ----------

TOTAL LIABILITIES AND PARTNERS' CAPITAL       $7,850,557              $4,936,736
                                              ==========              ==========













See accompanying notes and accountants' report.

                             BEACON MANOR ASSOCIATES
                                (A JOINT VENTURE)

                 STATEMENTS OF OPERATIONS AND PARTNERS' CAPITAL







                                                                  FOR THE PERIOD
                                                               NOVEMBER 21, 1994
                                             YEAR ENDED           (INCEPTION) TO
                                        DECEMBER 31, 1995      DECEMBER 31, 1994
                                        -----------------      -----------------

INCOME
  Sales                                     $  287,500            $        0
  Interest income                                3,079                   194
                                            ----------            ----------
                                               290,579                   194

COST OF SALES                                  238,503                     0
                                            ----------            ----------

GROSS PROFIT                                    52,076                   194

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                       405,417                     0
                                            ----------            ----------

NET INCOME (LOSS)                             (353,341)                  194

PARTNERS' CAPITAL, Beginning of period         750,194                     0

CAPITAL CONTRIBUTIONS                                0               750,000
                                            ----------            ----------

PARTNERS' CAPITAL, End of period            $  396,853            $  750,194
                                            ==========            ==========






















See accompanying notes and accountants' report.

                             BEACON MANOR ASSOCIATES
                                (A JOINT VENTURE)

                            STATEMENTS OF CASH FLOWS




                                                                  FOR THE PERIOD
                                                               NOVEMBER 21, 1994
                                                  YEAR ENDED      (INCEPTION) TO
                                            DECEMBER 31, 1995  DECEMBER 31, 1994
                                            -----------------  -----------------


CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                              $ (353,341)      $      194
  Adjustments to reconcile net income (loss)
   to net cash used in operating activities
     Depreciation                                       111                0
     Decrease (increase) in performance bonds        29,274          (89,944)
     Increase in inventories                     (2,951,425)      (4,750,796)
     Increase in property and equipment             (2,225)                0
     Increase in accounts payable                   433,336              762
     Increase in accrued expenses                     8,000                0
     Increase (decrease) in accrued
      interest payable                                  (30)          16,165
     Increase in customer deposits                   35,208                0
                                                 ----------       ----------

NET CASH USED IN OPERATING ACTIVITIES            (2,801,092)      (4,823,619)
                                                 ----------       ----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Payments from (to) affiliate                        9,000          (15,000)
  Payments from (to) general partner                  4,617           (8,594)
                                                 ----------       ----------

NET CASH PROVIDED BY (USED IN)
 INVESTING ACTIVITIES                                13,617          (23,594)
                                                 ----------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from mortgage payable                  2,269,141        3,300,000
  Proceeds from notes payable                             0          300,000
  Proceeds from affiliates                          736,679          569,615
  Repayment of mortgage payable                    (215,172)               0
  Capital contributions                                   0          750,000
                                                 ----------       ----------

NET CASH PROVIDED BY FINANCING ACTIVITIES         2,790,648        4,919,615
                                                 ----------       ----------

INCREASE IN CASH                                      3,173           72,402

CASH, Beginning of period                            72,402                0
                                                 ----------       ----------

CASH, End of period                              $   75,575       $   72,402
                                                 ==========       ==========






See accompanying notes and accountants' report.

                             BEACON MANOR ASSOCIATES
                                (A JOINT VENTURE)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994




NOTE 1 -  SUMMARY OF ACCOUNTING POLICIES

          NATURE OF BUSINESS  AND  ORGANIZATION

          Beacon Manor Associates (the "Partnership")is a New Jersey general partnership formed in November 1994 for the purpose of purchasing land in the Township of Bernards, New Jersey and of developing and constructing 29 single-family homes on that land.

          On November 21, 1994, the partners formed a joint venture as provided by a Joint Venture Agreement. The parties to the agreement are The Matzel & Mumford Organization, Inc. ("MMO") and the Centrone Building Corp., Inc. ("CBC").

          MMO entered into a contract to purchase the land in October 1994. The contract to purchase was assigned to CBC in December 1994.

          CBC acquired the land and contributed $750,000 to the Partnership. CBC's partnership interest is 20%. For securing necessary development financing and committing to advance up to $1.5 million, MMO received an 80% partnership interest.

          REVENUE RECOGNITION

          Revenues arising from home sales are recognized under the full accrual method. Under this method, income is recognized when all terms relating to the sale of a unit are complete, consideration is exchanged, and title is conveyed to the buyer.

          INVENTORIES

          Inventories are stated at the lower of cost or estimated net realizable value, which is determined by reducing the anticipated net sales proceeds by the estimated costs necessary to complete or improve the property to the condition used in arriving at the anticipated selling price.

          Inventory costs are comprised of direct unit and allocated costs. Development costs are capitalized until the property is complete and title has been conveyed to the buyer. Development costs generally include land and improvements, house construction, project overhead, interest and a portion of construction management fees. Interest capitalized is based upon the interest rate on specifically related debt. A portion of the construction management fees to a related party is paid and capitalized by the Partnership.

                             BEACON MANOR ASSOCIATES
                                (A JOINT VENTURE)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994



NOTE 1 -  SUMMARY OF ACCOUNTING POLICIES (Continued)

          PROPERTY AND EQUIPMENT

          Property and equipment are stated at cost. Depreciation is calculated using the straight-line method based upon the estimated useful lives of the assets. Depreciation expense for 1995 was $111. There was no depreciation for 1994.

          INCOME TAXES

          The Partnership is organized and operates as a general partnership and is not subject to Federal or state income taxes. Accordingly, no provision for income taxes has been made. The earnings or losses of the Partnership are included on each partner's tax return, according to the terms of the Partnership agreement.

          PARTNERS

          The financial  statements do not reflect  assets the partners may have
          outside  their  interests  in  the   Partnership,   nor  any  personal
          obligations, including income taxes, of the individual partners.

          The income or loss of the Partnership will be allocated 20% to CBC and 80% to MMO.

          ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

                             BEACON MANOR ASSOCIATES
                                (A JOINT VENTURE)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994


NOTE 2 -  INVENTORIES

          Inventories relating to the development of single-family homes consist of the following at December 31, 1995 and 1994:

                                                      1995                1994
                                                      ----                ----
                 Land                             $4,535,473          $4,633,848
                 Approval costs                      197,431              37,783
                 Land improvements and
                  construction costs               1,845,691
                 Project overhead                    144,060
                 Financing costs                     687,154              79,165
                 Sales and marketing                 292,412
                                                  ----------          ----------
                                                  $7,702,221          $4,750,796
                                                  ==========          ==========

          All expenses incurred for the development of the project are capitalized. Selling expenses which do not benefit future periods and general and administrative expenses are treated as period costs and are expensed as incurred. Interest and management fees capitalized during the year ended December 31, 1995 are $756,858.

NOTE 3 -  MORTGAGE PAYABLE

          The property is encumbered by a $9,921,376 mortgage provided by Amboy National Bank. The balance outstanding at December 31, 1995 and 1994, was $5,353,969 and $3,300,000, respectively. On December 21, 1994,
          Amboy National Bank, CBC and D. Majorie Centrone entered into a loan agreement which provides for aggregate financing in the amount of $9,921,376.

          The loan agreement provides for three notes as follows:

           Note #1                                                    $5,200,000
           Note #2                                                    $3,721,376
           Note #3                                                    $1,000,000

          D. Majorie Centrone has guaranteed all of the above notes.

          Notes #1 and #2 provide for interest on advanced funds with interest on unpaid principal at 1.50% (floating) in excess of the prime rate of Chase Manhattan Bank, N.A. The prime rate as of December 31, 1995 was 8 1/2%. The maturity dates of Notes #1 and #2 are December21, 1996. The maturity date of Note #3 was December 30, 1995. Effective November 17, 1995, the $1,000,000 balance of Note #3 was transferred to Note #1. A total of $63,000 in loan fees related to these loans are included in financing costs. During January and February 1996, the Partnership received additional advances of approximately $486,956 from CBC.



                                   BEACON MANOR ASSOCIATES
                                (A JOINT VENTURE)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1994




NOTE 4 -  NOTES PAYABLE

          The Partnership has a demand note payable to a private investor in the amount of $300,000. Interest on the note is computed at 25% per annum. The maturity date is June 19, 1996. The note is unsecured and is jointly and severally guaranteed by Bruce Matzel and Roger Mumford, principals of MMO.

NOTE 5 -  RELATED PARTY TRANSACTIONS

          Due to/from affiliates represents noninterest-bearing demand loans to affiliated companies of certain partners of the Partnership, except for a $184,000 portion which bears interest at 16% per annum.

          The Partnership has an agreement with MMO whereby MMO provides construction management services at a fee of $25,000 per unit. MMO is entitled to receive monthly draws of management fees of $35,000 per month up to an aggregate of $725,000. During 1995, the Partnership incurred $420,000 in management fees, of which $144,060 has been capitalized in inventories at December 31, 1995. In addition, certain construction costs totalling $142,738 were charged by MMO to the Partnership.

NOTE 6 -  COMMITMENTS AND CONTINGENCIES

          In accordance with the Joint Venture Agreement, MMO will be required to loan up to $1.5 million (as needed) to fund the Partnership for acquisition and working capital.

          PERFORMANCE BONDS

          At December 31, 1995, the Partnership is contingently liable for performance bonds totalling $899,045.

          At December 31, 1995, the  Partnership  has sales  contracts for seven
          (7) homes with an approximate average sales price of $875,000.

NOTE 7 -  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

          Cash paid for the year ended December 31, 1995 for:

            Interest                                  $  596,663